UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☒	Soliciting Material Pursuant to Sec. 240.14a-12

Tercica, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 1, 2008

Name

Address

Re:	Treatment of Stock Options

Dear                     :

As you may know, Tercica, Inc. (the “Company”) has entered into an Agreement and Plan of Merger, dated June 4, 2008, by and among Beaufour Ipsen Pharma, S.A.S. (“Purchaser”), Tribeca Acquisition Corporation, a wholly-owned subsidiary of Purchaser, and the Company, under which the Company will become a wholly-owned subsidiary of Purchaser (the “Merger”).

[Enclosed with this letter][Attached to this email], please find important information regarding the treatment in the Merger of your outstanding stock options granted under the Company’s 2002 Stock Plan, the Company’s 2002 Executive Stock Plan and/or the Company’s 2004 Stock Plan. You are strongly encouraged to read all of these materials.

If, after reading these materials, you have any questions about these materials, please contact Lori Urushima, the Company’s Associate Director of Reporting at (650) 624-4976.

Very truly yours,

By:

[ENCLOSURES][ATTACHMENTS]:

1.	Notice to Individuals Holding Options to Purchase Shares of Tercica, Inc. Common Stock
2.	FAQ re: Treatment of Stock Options
3.	Unvested Share Exercise Notice

NOTICE TO INDIVIDUALS HOLDING OPTIONS TO PURCHASE

SHARES OF TERCICA, INC. COMMON STOCK

You were previously granted one or more options (each, an “Option”) to purchase shares of the common stock of Tercica, Inc. (the “Company”) pursuant to the Company’s 2002 Stock Plan, the Company’s 2002 Executive Stock Plan and/or the Company’s 2004 Stock Plan (collectively, the “Plans”).

As you may know, the Company has entered into an Agreement and Plan of Merger, dated June 4, 2008 (the “Merger Agreement”), by and among Beaufour Ipsen Pharma, S.A.S. (“Purchaser”), Tribeca Acquisition Corporation, a wholly-owned subsidiary of Purchaser (“Sub”), and the Company, under which Sub will be merged with and into the Company and the Company will become a wholly-owned subsidiary of Purchaser and its affiliates (the “Merger”). The Merger will become effective in accordance with the Merger Agreement (the time at which the Merger will become effective is referred to herein as the “Effective Time”). We expect the Effective Time to occur, subject to stockholder approval and the satisfaction of all conditions to the closing of the Merger, as soon as reasonably practicable following the stockholder meeting that will occur on October 16, 2008. However, we cannot assure you that all conditions to the closing of the Merger will be satisfied, or if satisfied, the date by which they will be satisfied.

This notice is to inform you that, pursuant to the terms of the Plans and the Merger Agreement, and contingent upon the consummation of the Merger, your Option(s) will be fully vested and exercisable for fifteen (15) days from the date of this notice (that is, the period starting October 1, 2008 and ending October 15, 2008, the “Exercise Period”), but only to the extent your Option(s) would otherwise have been outstanding and unexercised immediately prior to the Effective Time. If you do not exercise your Option(s) within the Exercise Period, all of your Option(s), contingent upon the consummation of the Merger, will expire as of the close of business on last day of the Exercise Period (the “Expiration Time”) and may no longer be exercised.

If you exercise your Option(s) prior to the Expiration Time and receive shares of the Company’s common stock, then, at the Effective Time, each outstanding share of the Company’s common stock acquired by you upon exercise of your Option(s) (as well as any other shares of the Company’s common stock you may own) will be converted into the right to receive a cash payment (the “Per Share Price”) determined in accordance with the Merger Agreement. The Per Share Price is $9.00.

Please note that, in order to exercise your Option(s), you must execute a notice of exercise and pay the aggregate exercise price of the Option(s), and all applicable federal and state income and employment withholding taxes due upon exercise, to the Company not later than the Expiration Time. Please also note that because of the contingent nature of the acceleration of vesting of your Option(s), your exercise of your Option(s) during the Exercise Period as to any unvested shares is contingent upon, and will not be deemed effective until immediately prior to, the consummation of the Merger and therefore you may NOT pay the exercise price for any unvested Option shares using a broker-assisted sale of those unvested shares (also called a “cashless exercise”, “sell to cover” or “same day sale”). You may pay the exercise price for such unvested Option shares using only (1) a personal check or bank check or (2) if and to the extent permitted in your Option agreement, other shares of the Company’s common stock that you already own. Finally, please note that if you exercise your Option as to any such unvested shares, the issuance of such unvested shares to you is also contingent upon the consummation of the Merger and therefore the issuance of such shares shall occur immediately prior to the consummation of the Merger. As a result, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to any such unvested shares, notwithstanding the exercise of your Option(s). In addition, you may not sell, transfer or otherwise dispose of any such unvested Option shares. If the Merger is consummated, any such unvested Option shares will become fully vested, and at the Effective Time, will be converted into the right to receive the Per Share Price in accordance with the terms of the Merger Agreement.

If the Merger is ultimately not consummated, then your exercise of your Option(s) during the Exercise Period as to any unvested Option shares will be deemed not effective and your payment of the exercise price for those unvested Option shares will be returned to you (without interest). Please note that your exercise of your Option(s) during the Exercise Period as to any vested shares will not be deemed a contingent exercise and will therefore be immediately effective as of the date you tender your exercise paperwork and pay the exercise price.

If you do not exercise your Option(s) prior to the Expiration Time, then pursuant to the terms of the Plans and the Merger Agreement, and contingent upon the consummation of the Merger, you may no longer exercise your Option(s) and you will receive a cash payment for each share subject to any Option that was not exercised by the Expiration Time but that would otherwise have been outstanding and unexercised immediately prior to the Effective Time, with such cash payment equal to the excess (if any) of (i) the Per Share Price over (ii) the applicable exercise price of the Option (the “Cash-Out Payment”). All Cash-Out Payments will be subject to federal and state employment and income taxes and tax withholdings, even if the underlying Option with respect to which such amount is paid was originally intended to qualify as an incentive stock option.

Please note that nothing in this notice is intended to extend the term of your Option(s), and if any Option would otherwise expire in accordance with its existing terms prior to the Expiration Time, it will expire on such earlier date and not later on the Expiration Time.

If you have any questions about your Option(s), please contact Lori Urushima, the Company’s Associate Director of Reporting at (650) 624-4976. However, you should consult with a tax advisor if you have questions relating to the tax consequences of exercising or not exercising any of your Option(s).

* * * * *

ADDITIONAL INFORMATION ABOUT THE PROPOSED TRANSACTION AND WHERE YOU CAN FIND IT

The Company filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) on September 15, 2008 (the “Proxy Statement”) relating to a solicitation of proxies from its stockholders in connection with a special meeting of stockholders of the Company to be held on October 16, 2008 for the purpose of voting on the adoption of the Merger Agreement relating to the proposed transaction. The Company, Ipsen, S.A., Suraypharm, S.A.S., Beaufour Ipsen Pharma and Tribeca Acquisition Corporation have also filed a transaction statement on Schedule 13E-3 with the SEC relating to the Merger. BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT, TRANSACTION STATEMENT ON SCHEDULE 13E-3 AND OTHER RELEVANT MATERIALS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The Proxy Statement, transaction statement on Schedule 13E-3 and other relevant materials, and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders of the Company may obtain free copies of the documents filed with the SEC by contacting the Company’s Investor Relations department at (650) 624-4992 or Investor Relations, Tercica, Inc., 2000 Sierra Point Parkway, Suite 400, Brisbane, California 94005. You may also read and copy any reports, statements and other information filed by the Company with the SEC at the SEC public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in favor of the proposed transaction. A list of the names of the Company’s executive officers and directors, and a description of their respective interests in the Company, are set forth in the Proxy Statement and in any documents subsequently filed by its directors and executive officers under the Securities and Exchange Act of 1934, as amended.

Certain of the Company’s executive officers and directors have interests in the proposed transaction that may differ from the interests of stockholders generally, including the vesting of shares of the Company’s common stock subject to outstanding stock options and restricted stock units, severance, change of control and other benefits conferred pursuant to executive employment agreements, and the continuation of certain indemnification and insurance arrangements. These interests and any additional benefits in connection with the proposed transaction are described in the Proxy Statement.

FREQUENTLY ASKED QUESTIONS

TREATMENT OF OPTIONS

Q:	What happens to my stock options as a result of the merger contemplated by the Agreement and Plan of Merger, dated June 4, 2008 (the “Merger Agreement”), by and among Tercica, Beaufour Ipsen Pharma, S.A.S. and Tribeca Acquisition Corporation?

A:	Under our 2002 Stock Plan, our 2002 Executive Stock Plan and our 2004 Stock Plan, and as provided in the Merger Agreement, contingent on the consummation of the merger, your outstanding and unvested options will become fully vested at the effective time of the merger.

Q:	When does the effective time of the merger occur?

A:	The merger will become effective at the time when a certificate of merger has been filed with the Secretary of State of the State of Delaware or at such later time as Ipsen and Tercica, by written agreement, specify in the certificate of merger. We presently anticipate that the effective time will be on, or shortly after, October 16, 2008.

Q:	May I exercise my stock options prior to the effective time?

A:	You may exercise your vested options at any time prior to the effective time unless your options would otherwise have expired under their original terms during this time. During the period starting October 1, 2008 and ending October 15, 2008, you may exercise your unvested options, unless the options would otherwise have expired under their original terms during this 15-day period. It is important to note this special right to exercise unvested options is contingent on the consummation of the merger. Please see “What happens if the merger is not consummated?” below.

Q:	What happens if I exercise my stock options by October 15, 2008 and the merger is subsequently consummated?

A:	If you exercise your options by the close of business on October 15, 2008, then at the time the merger becomes effective, each share of Tercica common stock that you then hold (including any shares that would otherwise have been unvested at such time but for the acceleration described above) will be converted into the right to receive a cash payment equal to $9.00 per share, in the same way as for other stockholders in the transaction. As a stockholder, after the effective time, you will receive from the paying agent a letter of transmittal which will have to be completed and returned in order to receive a cash payment equal to $9.00 per share.

Q:	What happens if I don’t exercise my stock options by October 15, 2008 and the merger is subsequently consummated?

A:	If you do not exercise your options by October 15, 2008:

•	all of your outstanding options will expire as of the close of business on October 15, 2008 and may no longer be exercised

•

you will receive a right to a cash payment, as described below, for each option share subject to your outstanding options that was not exercised but that would otherwise have been outstanding and unexercised immediately prior to the consummation of the merger.

Q:	What right to cash payment will I receive if I do not exercise my options by October 15, 2008

A:	You will receive a right to a per share cash payment equal to the excess (if any) of (i) $9.00 over (ii) the exercise price for that option share. The cash payment you receive will be subject to applicable withholding taxes and will be paid to you without interest. If the exercise price of your option is equal to or greater than $9.00 per share, you will not receive a cash payment for that option.

Q:	What do I need to do to receive a right for a cash payment for my outstanding stock options that I do not exercise?

A:	You do not need to do anything. Your right to receive a cash payment is automatic in accordance with the terms of the merger agreement.

Q:	If I am going to receive the cash payment even if I don’t exercise, why should I exercise?

A:	There may be tax advantages and disadvantages to you to exercising your option, rather than doing nothing. For example, under certain circumstances, you may be able to avoid or minimize the application of employment tax withholding but at the same time doing so may increase your exposure to alternative minimum tax. You should contact your own tax advisor to determine the tax effects to you of your decision to exercise or not exercise. In addition, remember that if the merger is not consummated, the exercise of your options as to your vested option shares will remain effective. Please see “What happens if the merger is not consummated?” below and further information relating to the tax treatment of options under the Plans is set out in the prospectus issued by Tercica in relation to the Plans.

Q:	What do I need to do if I want to exercise my vested options?

A:	To exercise your currently vested option shares (that is, options that vested in the ordinary course by October 1, 2008), you should submit Tercica’s normal form of notice of exercise, together with payment of the applicable exercise price and any amounts due as income and employment tax withholdings.

Q:	What do I need to do if I want to exercise my unvested options?

A:	To exercise options as to shares that were not vested prior to October 1, 2008 (and that will not otherwise vest in the ordinary course by October 15, 2008), you must submit the special Unvested Share Exercise Notice that you received on October 1, 2008, together with payment of the applicable exercise price and any amounts due as income and employment tax withholdings. Please note that this exercise is contingent on the consummation of the merger and therefore the otherwise unvested shares will not be deemed issued to you until immediately prior to the consummation of the merger. Therefore, you may not pay the exercise price for any unvested option shares using a broker-assisted sale of those unvested shares (also called a “cashless exercise”, “sell to cover” or “same day sale”). In addition, you may not sell, transfer or otherwise dispose of any such unvested shares after exercise other than in accordance with the terms of the merger.

Q:	What form of payment may I use to exercise my unvested options?

A:	You may pay the exercise price for your unvested option shares using only (1) a personal check or bank check or (2) if and to the extent permitted in your option agreement, other shares of Tercica common stock that you already own.

Q:	Will the cash I receive as the merger consideration be subject to vesting?

A:	No. Whether you receive the cash payment in respect of your unexercised options or on your exercised option shares, the cash will not be subject to vesting.

Q:	Will the cash I receive as the merger consideration for my unexercised options be subject to tax withholding?

A:	Yes.

Q:	What happens if the merger is not consummated?

A:	If for any reason the merger is not consummated, then:

•

any exercise of your unvested options pursuant to the special Unvested Share Exercise Notice will be deemed not effective, your payment of the exercise price for those unvested option shares will be returned to you (without interest), and your unvested option shares will continue to vest in accordance with their original vesting schedule

•	any exercise of your vested options will not be deemed a contingent exercise and is immediately effective as of the date you tender your exercise paperwork and pay the exercise price

•	any options that were not exercised by October 15, 2008 will be deemed not cancelled and will continue in full force and effect in accordance with their original terms

Q:	Who can I call if I have questions?

A:	If you have any questions about the paperwork you have just received, please contact Lori Urushima, the Company’s Associate Director of Reporting at (650) 624-4976. However, you should consult with an investment and/or tax advisor if you have questions relating to the consequences of exercising or not exercising your options. No one at Tercica is authorized to help you decide whether or not to exercise your options.

If you would like additional information regarding the proposed merger, please see the section of the accompanying Notice entitled “ADDITIONAL INFORMATION ABOUT THE PROPOSED TRANSACTION AND WHERE YOU CAN FIND IT.” You may also contact Ms. Urushima to request a free paper version of the proxy statement previously made available to you in connection with the merger.

THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230. ANY STATEMENTS IN THIS LETTER ARE NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY YOU FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. THESE FREQUENTLY ASKED QUESTIONS WERE WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TREATMENT OF YOUR STOCK OPTIONS AS SET FORTH ABOVE. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

TERCICA, INC.

UNVESTED SHARE EXERCISE NOTICE

Tercica, Inc.

2000 Sierra Point Parkway

Suite 400

Brisbane, California 94005

Attention: Lori Urushima

1. Exercise of Option.                                 , the undersigned (“Purchaser”), is the holder of a stock option (the “Option”) to purchase shares of the Common Stock of Tercica, Inc. (the “Company”) that was granted under the Company’s      Stock Plan (the “Plan”) pursuant to that certain Stock Option Agreement dated             ,          (the “Option Agreement”). Purchaser hereby elects to exercise the Option as to      unvested shares (the “Unvested Shares”) subject to the Option pursuant to that Notice to Individuals Holding Options to Purchase Shares of Tercica, Inc. Common Stock dated October 1, 2008 (the “Notice”). Purchaser understands that this exercise of the Unvested Shares is contingent upon, and will be deemed effective immediately prior to, the consummation of the Merger (as defined in the Notice). If the Merger is ultimately not consummated, then this exercise of the Option as to the Unvested Shares will not be effective and the payment of the exercise price (and any applicable tax withholding payments, as described below) for the Unvested Shares will be returned to Purchaser without interest.

2. Delivery of Payment. The aggregate purchase price for the Unvested Shares is $        , or $         per Unvested Share, as required by the Option Agreement. Purchaser herewith delivers to the Company in cash the aggregate purchase price for the Unvested Shares. In addition, to the extent the Option is a non-statutory stock option, Purchaser herewith delivers to the Company in cash the aggregate tax withholding obligation due by Purchaser upon the exercise of the Unvested Shares, which amount is $        . Purchaser agrees to deliver to the Company in cash, and indemnify and otherwise hold the Company harmless with respect to, any additional amounts later determined in good faith by the Company to be due in respect of the tax withholding obligations of Purchaser in connection with this exercise.

3. Representations of Purchaser. Purchaser acknowledges that Purchaser has received, read and understood the Plan, the Option Agreement and the Notice and agrees to abide by and be bound by their terms and conditions.

4. Rights as Shareholder. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the Unvested Shares, which issuance, contingent upon the consummation of the Merger, shall occur immediately prior to the consummation of the Merger, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Unvested Shares, notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date of issuance, except as provided in Section 3 of the Plan.

5. Tax Consultation. Purchaser understands that Purchaser may suffer adverse tax consequences as a result of Purchaser’s purchase or disposition of the Unvested Shares. Purchaser represents that Purchaser has consulted with any tax advisors Purchaser deems advisable in connection with the purchase or disposition of the Unvested Shares and that Purchaser is not relying on the Company or any employee or agent of the Company for any tax advice.

6. Entire Agreement; Governing Law. The Plan, the Option Agreement and the Notice are incorporated herein by reference. This Agreement, the Plan, the Option Agreement and the Notice constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Purchaser with respect to the subject matter hereof, and may not be modified adversely to the Purchaser’s interest except by means of a writing signed by the Company and Purchaser. This agreement is governed by the internal substantive laws, but not the choice of law rules, of California.

Submitted by:	Accepted by:

PURCHASER:	TERCICA, INC.

Signature	By

Print Name	Its

Address:	Address:

TERCICA, INC.

2000 Sierra Point Parkway
Suite 400
Brisbane, California 94005

Date Received